Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Consolidated-Tomoka Land Co.:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-62679, 333-63400, 333-168379, and 333-176162) on Form S-8 of Consolidated-Tomoka Land Co. of our report dated March 15, 2012, (except with respect to Note 2 and the last paragraph of Note 1 as to which the date is March 8, 2013) , with respect to the consolidated balance sheet of Consolidated-Tomoka Land Co. and subsidiaries as of December 31, 2011 and the related consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows for the years ended December 31, 2011 and 2010, and the related financial statement schedule, which report is included in the Annual Report on Form 10-K for the year ended December 31, 2012, of Consolidated-Tomoka Land Co.

/s/ KPMG LLP
Jacksonville, Florida
March 8, 2013
Certified Public Accountants